EXHIBIT 99.1

CHINDEX INTERNATIONAL, INC. DECLARES STOCK DIVIDEND

BETHESDA, Md.--(BW HealthWire)--June 11, 2002--The Board of Directors of Chindex International, Inc. (NASDAQ:CHDX - News; U.S.-China Industrial Exchange, Inc.) has declared a ten percent stock dividend on the Company's outstanding Common Stock. The stock dividend is payable on or about July 15, 2002, to shareholders of record as of the close of business on June 19, 2002. Fractional shares will be paid in cash. The stock dividend will not apply to, and no dividend has been declared with respect to, the Company's Class B Common Stock.

Chindex is a leading American company in healthcare in the Greater Chinese marketplace including Hong Kong. It provides representative and distribution services to a number of major multinational companies including Siemens AG (diagnostic color ultrasound scanners under the Acuson and Siemens brand names), Becton-Dickinson (including vascular access, infusion and critical care systems), Johnson & Johnson (clinical chemistry analyzers), and Guidant (interventional cardiology products including stents, balloon catheters, and guide wires).

It also provides healthcare services through the operations of its private hospital corporation in China. With twenty years of experience, approximately 480 employees, and operations in the United States, China and Hong Kong, the Chindex strategy is to expand its cross-cultural reach by providing leading edge technologies, quality products and services to Greater China's professional communities.

Further company information may be found at the Chindex website, www.chindex.com and www.beijingunited.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties. These statements are based on management's beliefs and assumptions, and on information currently available to management.

These statements involve certain known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward looking statements. These factors include, among others, the Company's ability to effect the dividend; changes in the market price of Common Stock and other market conditions; requirements of Nasdaq; and any uncertainties relating to business, economic and political conditions in market in which the Company operates.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contact:

     Chindex International, Inc.
     Lawrence Pemble
     Robert Goodwin
     301/215-7777